Exhibit 99.2

Special Meeting

of

STATE BANCORP, INC. STOCKHOLDERS

Monday, December 5, 2011

10:00 a.m.

The Residence Inn by Marriott

9 Gerhard Road

Plainview, New York 11803

Agenda

•      Approval of the Agreement and Plan of Merger dated as of April 28, 2011 between Valley National Bancorp and State Bancorp, Inc. pursuant to which State Bancorp will merge with and into Valley National Bancorp

•      Approval, on a non-binding advisory basis, of the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation

•      Authorization of the Board of Directors, in its discretion, to adjourn or postpone the special meeting, including, without limitation, on a motion to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting

Proxy Solicited by the Board of Directors for the

Special Meeting of Stockholders – December 5, 2011

BRIAN K. FINNERAN and PATRICIA M. SCHAUBECK, or either of them, with full power of substitution, are hereby appointed proxies to vote as designated on this proxy card all shares of common stock of State Bancorp, Inc. that the undersigned would be entitled to vote at the Special Meeting of Stockholders of the Company to be held at The Residence Inn by Marriott, 9 Gerhard Road, Plainview, New York on December 5, 2011, at 10:00 a.m., and any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given, such shares will be voted FOR approval of the Agreement and Plan of Merger dated as of April 28, 2011 between Valley National Bancorp and State Bancorp, Inc. pursuant to which State Bancorp will merge with and into Valley National Bancorp, FOR approval, on a non-binding advisory basis, of the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation and FOR authorization of the Board of Directors, in its discretion, to adjourn or postpone the special meeting, including, without limitation, on a motion to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting.

Please promptly complete, sign and date this proxy card on the reverse side and return it in the enclosed postage-paid envelope or use the Internet or telephone instructions below.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/stbc	1-800-560-1965

Use the Internet to vote your proxy until 1:00 p.m. (ET) on December 4, 2011.	Use a touch-tone telephone to vote your proxy until 1:00 p.m. (ET) on December 4, 2011.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

114893
Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark Box to the right and Indicate changes below: ☐
COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

Dear Stockholders:

Enclosed you will find material relating to the Company’s Special Meeting of Stockholders. The notice of the special meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on this proxy card.

Whether or not you expect to attend the Special Meeting, please complete and return promptly this proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.

STATE BANCORP, INC.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Approval of the Agreement and Plan of Merger dated as of April 28, 2011 between Valley National Bancorp and State Bancorp, Inc. pursuant to which State Bancorp will merge with and into Valley National Bancorp	☐ For	☐ Against	☐ Abstain

ò Please fold here — Do not separate ò

2. Approval, on a non-binding advisory basis, of the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation	☐ For	☐ Against	☐ Abstain

3. Authorization of the Board of Directors, in its discretion, to adjourn or postpone the special meeting, including, without limitation, on a motion to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Date
Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.